Exhibit 4.3

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

Avenue Therapeutics, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, with $0.0001 par value (“Common Stock”). The following descriptions of our Common Stock, preferred stock and warrants are summaries and are qualified in their entirety by reference to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Second Amended and Restated Bylaws (the “Bylaws”) and our outstanding warrants. We encourage you to read the Certificate of Incorporation, Bylaws, and warrants, as well as the applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), for more information.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of Common Stock and 2,000,000 shares of preferred stock (the “Preferred Stock”) of which 250,000 have been designated as Class A Preferred Stock and the remainder of which are undesignated Preferred Stock.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. However, the holders of our outstanding Class A Preferred Stock, which is held exclusively by our parent company as of the end of the period covered by this report, Fortress Biotech, Inc. (“Fortress”), are entitled to cast, for each share of Class A Preferred Stock, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the sum of (A) the aggregate number of shares of outstanding Common Stock and (B) the whole shares of Common Stock into which the shares of outstanding the Class A Preferred Stock are convertible and the denominator of which is the aggregate number of shares of outstanding Class A Preferred Stock. Thus, Fortress, so long as it holds all shares of our Class A Preferred Stock, will at all times have voting control of us. Further, for a period of ten (10) years from the date of the first issuance of shares of Class A Preferred Stock, the holders of record of the shares of Class A Preferred Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Preferred Stock), exclusively and as a separate class, are entitled to appoint or elect the majority of our directors, however, the Company and Fortress have historically elected to waive application of this provision of the certificate of incorporation, and instead the holders of the Common Stock have voted together with the holders of the Class A Preferred Stock for all directors at our annual meetings of stockholders, with the holders of the Class A Preferred Stock utilizing the supervoting rights described above.

Liquidation and Other Rights

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Dividends

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors (the “Board of Directors”), subject to any preferential dividend rights of outstanding Preferred Stock. Pursuant to the certificate of designation relating to the Class A Preferred Stock, we are prohibited from paying dividends on our Common Stock until all dividends required to be paid to the holders of our Class A Preferred Stock have been paid or declared and set apart for payment.

Listing

Our Common Stock is traded on the OTC Pink Market under the symbol “ATXI.” The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and our Certificate of Incorporation and Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, including those summarized below, may encourage certain types of coercive takeover practices and takeover bids.

Delaware Anti-Takeover Statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three (3) years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. However, our Certificate of Incorporation provides that we are not subject to the anti-takeover provisions of Section 203 of the DGCL.

Removal. Subject to the rights of any holders of any outstanding series of our Preferred Stock, stockholders may remove our directors with or without cause. Removal will require the affirmative vote of holders of a majority of our voting stock.

Size of Board and Vacancies. Our Bylaws provide that the number of directors be fixed exclusively by the Board of Directors. Any vacancies created on its Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the Board of Directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our Board of Directors will be appointed until the next annual meeting and until his or her successor has been elected and qualified.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its Board of Directors or a committee of our Board of Directors.

Undesignated Preferred Stock. Our Board of Directors is authorized to issue up to 2,000,000 shares of Preferred Stock without additional stockholder approval, which Preferred Stock could have voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without any action by the Company’s stockholders.

Preferred Stock

Class A Preferred Stock

Class A Preferred Stock is identical to our Common Stock other than as to voting rights, the election of directors for a definite period, conversion rights and the PIK Dividend right (as described below). On any matter presented to our stockholders for their action or consideration at any meeting of our stockholders (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Preferred Stock will be entitled to cast for each share of Class A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter, the number of votes that is equal to one and one-tenth (1.1) times a fraction, the numerator of which is the sum of (A) the shares of outstanding Common Stock and (B) the whole shares of Common Stock in to which the shares of outstanding Class A Preferred Stock are convertible and the denominator of which is the number of shares of outstanding Class A Preferred Stock. Thus, the Class A Preferred Stock will at all times constitute a voting majority.

For a period of ten (10) years from the date of the first issuance of shares of Class A Preferred Stock (the “Class A Director Period”) the holders of record of the shares of Class A Preferred Stock (or other capital stock or securities issued upon conversion of or in exchange for the Class A Preferred Stock), exclusively and as a separate class, shall be entitled to appoint or elect the majority of our directors, or the Class A Directors. Thus, the Class A Preferred Stock will be entitled to elect the majority of the Board of Directors during the Class A Director Period.

The holders of the outstanding shares of Class A Preferred Stock shall receive on January 1 of each year (each, a “PIK Dividend Payment Date”) after the original issuance date of the Class A Preferred Stock until the date all outstanding shares of Class A Preferred Stock are converted into Common Stock or redeemed (and the purchase price is paid in full), pro rata per share dividends paid in additional fully paid and nonassessable shares of Common Stock, such dividend being herein called “PIK Dividends”, such that the aggregate number of shares of Common Stock issued pursuant to such PIK Dividend is equal to two and one half percent (2.5%) of our fully-diluted outstanding capitalization on the date that is one business day prior to any PIK Dividend Payment Date, or PIK Record Date. In the event the Class A Preferred Stock converts into Common Stock, the holders shall receive all PIK Dividends accrued through the date of such conversion.

Each share of Class A Preferred Stock is convertible, at the option of the holder, into one fully paid and nonassessable share of Common Stock subject to certain adjustments.

Undesignated Preferred Stock

The undesignated Preferred Stock may be issued from time to time in one or more series. Our Board of Directors is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding).

Warrants

We have issued, and may in the future issue additional, warrants to purchase shares of our Common Stock and/or Preferred Stock in one or more series together with other securities or separately.

Warrants Issued in January 2017

Exercisability

The warrants issued in January 2017 (the “2017 Warrants”) became exercisable upon issuance and may be exercised at any time up to the date that is ten (10) years after their original issuance. The 2017 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. No fractional shares of Common Stock will be issued in connection with the exercise of a 2017 Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Price

The exercise price per whole share of Common Stock purchasable upon exercise of the 2017 Warrants varies and is equal to the price per share at which certain convertible promissory notes sold to investors first convert into Common Stock.  The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Each holder of a 2017 Warrant must give written notice to the Company of his, her or its intention to effect a transfer of a 2017 Warrant or the Common Stock underlying the 2017 Warrants (together, the “Securities”) prior to any proposed transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by either (i) an unqualified written opinion of legal counsel addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act of 1933, as amended (“Securities Act”), or (ii) a “no action” letter from the Securities and Exchange Commission (the “Commission”) to the effect that the transfer of such Securities without registration will not result in a recommendation by the staff to the Commission that action be taken with respect thereto, at which point the holder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the holder to the Company. No such registration statement or opinion of counsel would be necessary for a transfer by a Holder to any affiliate of such Holder.

Exchange Listing

The 2017 Warrants are not listed on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the 2017 Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a 2017 Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the 2017 Warrant.

Governing Law

The 2017 Warrants are governed by New York law.

Cash Warrants Issued in October 2022

Exercisability

The warrants issued on October 11, 2022 (the “2022 Warrants”) became exercisable upon issuance and may be exercised at any time up to the date that is five (5) years after their original issuance. The 2022 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the offer and sale of the shares of Common Stock underlying the 2022 Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the offer and sale of the shares of Common Stock underlying the 2022 Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the 2022 Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the 2022 Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a 2022 Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the 2022 Warrant if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2022 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price

The exercise price per whole share of Common Stock purchasable upon exercise of the 2022 Warrants is $116.25. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Dilutive Issuance Adjustments

If, while the 2022 Warrants are outstanding, we engage in any transaction involving the issue or sale of our shares of Common Stock or equivalent securities at an effective price per share less than the exercise price of the 2022 Warrants then in effect (such lower price, the “Base Share Price”), the exercise price of the 2022 Warrants was to be reduced to equal the Base Share Price. There would only be one such adjustment to the exercise price, if any, while the 2022 Warrants are outstanding. This adjustment occurred effective as of the close of business on January 27, 2023.

Transferability

Subject to applicable laws, the 2022 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

The 2022 Warrants are not listed on any securities exchange or nationally recognized trading system.

Warrant Agent

The 2022 Warrants were issued in registered form under a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us. The 2022 Warrants were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the 2022 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the 2022 Warrants will be entitled to receive upon exercise of the 2022 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the 2022 Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the 2022 Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a 2022 Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the 2022 Warrant.

Governing Law

The 2022 Warrants and the warrant agency agreement are governed by New York law.

Series A Warrants Issued in November 2023

Exercisability

The Series A warrants (the November 2023 Warrants”) were issued on November 2, 2023, became exercisable immediately and may be exercised at any time up to the date that is five (5) years after their original issuance. The November 2023 Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the offer and sale of the shares of Common Stock underlying the November 2023 Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the offer and sale of the shares of Common Stock underlying the November 2023 Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the warrant. No fractional shares of Common Stock will be issued in connection with the exercise of the November 2023 Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the November 2023 Warrants if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the November 2023 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price

The exercise price per whole share of Common Stock purchasable upon exercise of the November 2023 Warrants is $22.545. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the November 2023 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

The November 2023 Warrants are not listed on any securities exchange or nationally recognized trading system.

Warrant Agent

The warrants were issued in registered form under a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us. The warrants were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the November 2023 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, or any person or group, other than our parent Fortress, becoming the beneficial owner of 50% of the voting power represented by our outstanding capital stock, the holders of the November 2023 Warrants will be entitled to receive upon exercise of the November 2023 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the November 2023 Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the November 2023 Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a November 2023 Warrants does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the November 2023 Warrants.

Governing Law

The November 2023 Warrants and warrant agency agreement are governed by New York law.

Exercise of the November 2023 Warrants

On January 5, 2024, the Company entered into an inducement offer letter agreement with certain investors (the “November 2023 Investors”) in connection with certain outstanding November 2023 Warrants, under which the November 2023 Investors agreed to exercise 14,600,000 of the outstanding November 2023 Warrants for cash at the existing exercise price of $0.3006 per share.

Series C Warrants and Placement Agent Warrants Issued in May 2024

Exercisability

The Series C warrants (the “Series C Warrants”) and the placement agent warrants (the “Placement Agent Warrants”, and together with the Series C Warrants, the “May 2024 Warrants”) were issued to certain selling stockholders in a private placement transaction that closed on May 1, 2024. The May 2024 Warrants became exercisable immediately upon issuance and remain exercisable for a period of five (5) years from the date of issuance. The May 2024 Warrants are exercisable, at the option of each holder, respectively, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise discussed below). If, at the time a holder exercises its May 2024 Warrants, a registration statement registering the resale of the underlying shares of Common Stock by the holder, under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of Common Stock determined according to a formula set forth in the May 2024 Warrants.

Exercise Limitation

A holder (together with their affiliates) may not exercise any portion of their May 2024 Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon prior notice from the holder, the holder may increase or decrease the amount of ownership of outstanding stock after exercising their May 2024 Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2024 Warrants, provided that any increase will not be effective until 61 days following notice to the Company.

Exercise Price

The exercise price per whole share of Common Stock purchasable upon exercise of the Series C Warrants is $6.20, and the exercise price per whole share of Common Stock purchasable upon exercise of the Placement Agent Warrants is $7.75. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the May 2024 Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

The May 2024 Warrants are not listed on any securities exchange or nationally recognized trading system.

Fundamental Transactions

If at any time the May 2024 Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions, effects a Fundamental Transaction (as defined in the May 2024 Warrants), a holder of such warrants is entitled to receive the number of shares of Common Stock of the successor or acquiring corporation, or of the Company if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of Common Stock for which the May 2024  Warrants are exercisable immediately prior to the Fundamental Transaction. As an alternative, the holder may, at their option, in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), cause the Company to purchase the unexercised portion of the May 2024 Warrants from the holder, respectively, by paying to the holder, as applicable, an amount of cash equal to the Black Scholes Value (as defined in the May 2024 Warrants) of the remaining unexercised portion of the May 2024 Warrants on the date of the consummation of such Fundamental Transaction.

Rights as a Stockholder

Except as otherwise provided in the May 2024 Warrants, or by virtue of the holder’s ownership of shares of Common Stock, such holder does not have the rights or privileges of a holder of Common Stock, including any voting rights, until such holder exercises such holder’s May 2024 Warrants. The May 2024 Warrants provide that the holders of the May 2024 Warrants have the right to participate in certain distributions or dividends, other than cash, paid on shares of Common Stock.

Waivers and Amendments

The May 2024 Warrants may be modified or amended, or the provisions of the May 2024 Warrants waived, with the Company’s and the holder’s written consent.

Governing Law

The May 2024 Warrants are governed by New York law.